Testing the Waters Materials Related to Series #PACQUIAO

From the Rally App:

#PACQUIAO

'99 WORLD BOXING MANNY PACQUIAO ROOKIE CARD

THIS INITIAL OFFERING IS COMING SOON!

MANNY
PACQUIAO

CURRENT VALUE: $17,000

OFFERING FOR THIS ASSET IS NOT YET SCHEDULED. CHECK BACK SOON

OPINIONS DETAILS GALLERY LEGAL

DESCRIPTION OF SERIES 1999 MANNY PACQUIAO ROOKIE CARD

Investment Overview

•Upon completion of the Series #PACQUIAO Offering, Series #PACQUIAO will purchase a 1999 World Boxing #143 Manny Pacquiao Rookie Card graded PSA 10 for Series #PACQUIAO (The “Series 1999 Manny Pacquiao Rookie Card” or the “Underlying Asset” with respect to Series #PACQUIAO, as applicable), the specifications of which are set forth below.

•Manny Pacquiao is the only eight-division champion in boxing history. He’s known for his revenue record-breaking fight with Floyd Merriweather as well as a long-lasting career in which he accomplished notable knockouts as he climbed through weight classes.

•The earliest known boxing card of Manny Pacquiao is published in the February 1999 issue of Japanese World Boxing Magazine.

•The Underlying Asset is a 1999 World Boxing #143 Manny Pacquiao Rookie Card graded PSA 10.

Asset Description

Overview & Authentication

•Manny Pacquiao was born and raised in Mindanao, Philippines in December of 1978.

•In 1995, a 16-year-old Pacquiao made his pro boxing debut as a junior flyweight, winning a four-round bout against Edmund Ignacio.

•Pacquiao defeated Marco Antonio Barrera in 2003 — Barrera was considered by many to be the best featherweight boxer at the time.

•In January 2006 Pacquiao, defeated three-weight world champion, Erik Morales. He then defeated him again 10 months later.

•The Philippine Postal Corporation made Pacquiao the first and only Filipino athlete to be honored in a Philippine stamp in May of 2008.

•In 2009, Time Magazine named Pacquiao one of the World’s 100 Most Influential People.

•Pacquiao was elected to the House of Representatives in The Philippines with about 80% of the vote.

•The fight between Pacquiao and Floyd Mayweather broke records by bringing in 500 million dollars.  Pacquiao lost the fight.

•Pacquiao became boxing’s oldest welterweight world champion in 2019 after the defeat of Keith Thurman, 10 years Pacquiao’s junior.

•In May 2016, Pacquiao won a Senate Seat in The Philippines, receiving more than 16 million votes.

•Forbes reported in 2019 that Manny Pacquiao was the sixth highest paid athlete of the decade with earnings of 435 million dollars.

•Pacquaio announced his retirement on September 18, 2021.

•The Underlying Asset has been issued a grade of GEM MT 10 by Professional Sports Authenticators (PSA) with Certification No. 21818708.

Notable Features

•The Underlying Asset is a 1999 World Boxing #143 Manny Pacquiao Rookie Card graded PSA 10.

•The Underlying Asset is 1 of 14 1999 World Boxing #143 Manny Pacquiao Rookie Card examples graded PSA 10 with 0 graded higher.

Notable Defects

•The Underlying Asset’s condition is consistent with its condition grade from PSA.

Details

Series 1999 Manny Pacquiao Rookie Card
Sport	Boxing
Professional League	World Boxing Association
Player	Manny Pacquiao
Year / Season	1999
Memorabilia Type	Trading Card
Manufacturer	Japan World Boxing Magazine
Rarity	1 of 14 (PSA 10)
Number in Set	#143
Authentication	Professional Sports Authenticators (PSA)
Grade	10
Certification No.	21818708

Depreciation

The Company treats Memorabilia Assets as collectible and therefore will not depreciate or amortize the Series 1999 Manny Pacquiao Rookie Card going forward.

#PACQUIAO | $17K

COMPARABLE ASSET VALUE

ASSET VALUE

+972%

TRANSACTIONS

11

#PACQUIAO | *Visuals*

In 2010, Pacquiao was elected to the Philippines House of Representatives with about 80% of the vote, and in 2016 he became a Senator with more than 16 million votes.

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